Exhibit 10.1
March 9, 2011

David L. Urdal, Ph.D.

Dear Dave:

As we have discussed, you have decided to have certain of your responsibilities reassigned effective as of March 9, 2011, and to continue your employment with the Company as EVP and Chief Scientific Officer through December 31, 2011 (the “Effective Date”).  Until the Effective Date, your position with Dendreon will be governed by your Executive Employment Agreement.  In your role as EVP and Chief Scientific Officer, you will assist with the transition of your prior responsibilities to Dr. Mark Frohlich and will advise the senior executives of Dendreon on such matters as they may, from time to time, request.  As consideration for your continuing to serve Dendreon through the Effective Date, Dendreon is offering you the following, subject to the terms and conditions of this Agreement and your Executive Employment Agreement.

Transition Agreement:  Under this transition agreement, Dendreon will provide you with pay and other benefits as follows:

•	If you remain employed with Dendreon through the Effective Date, you will receive your actual bonus earned for 2011, minus standard withholding and deductions.

•	Full accelerated vesting of any and all unvested stock options and restricted stock grants.

•
If you elect COBRA benefits, Dendreon will pay your health insurance premiums under COBRA for a period of 18 months or until you are eligible to receive comparable health benefits from another employer.

Medical/Dental/Vision Coverage:  Dendreon will continue to cover you under the group medical, dental and vision plans through the last day of the month in which your last day of work occurs.  You have the right to continue this coverage through COBRA.  You will have 60 days from the date your coverage ends to elect COBRA coverage.  You will receive enrollment information and forms from our COBRA administrator in the mail shortly after your last day worked. Dendreon will pay the COBRA premiums for a period of 18 months or until you are eligible to receive comparable health benefits from another employer. You must return the election form to the CORBA administrator in order to continue your coverage.

Other Insurance

The life insurance provided by Dendreon will terminate on your last day worked. This coverage can be converted to an individual policy.  If you wish to convert your coverage, please contact the insurance company directly.  Your base short and long term disability plans will terminate on your last day worked. You will be eligible to continue the Executive Disability Plan at your own expense.  You will be receiving information on this from Kibble & Prentice shortly following your last day worked.

David L. Urdal, Ph.D.
March 9, 2011
Page Two

Accrued Vacation:  You will be paid out any vacation time that you have accrued but not used.

Final Check:  You will receive pay through your last day worked and any accrued vacation on the paycheck following your last day worked.  The transition benefits outlined in this Agreement will be paid out after we receive the signed Release Agreement and it has become effective.

Expense Reimbursement:  If you have any outstanding expenses that need to be reimbursed, please send them, along with appropriate receipts, to Mitchell Gold’s attention and we will ensure that they are processed and reimbursed according to our policy.  All expenses should be submitted no later than 30 days from the Effective Date.

Stock Options/Restricted Shares:  You will have 90 days from your last day of continued service as either an employee or member of Dendreon’s Board of Directors to exercise any vested stock options.  If vested options are not exercised within such 90 day period, they will be forfeited. Information on your vested shares can be found in your E*TRADE account.

Please feel free to contact me at 206-219-7910 should you have any further questions.

Sincerely,
/s/ Rich Ranieri
Rich Ranieri
Executive Vice President, Human Resources
Dendreon Corporation

AGREED TO AND ACCEPTED:

/s/ David L. Urdal, Ph.D.
David L. Urdal, Ph.D.
Executive Vice President and Chief Scientific Officer

Attachment:
1.	Release Agreement